Performance Compensation Agreement

Between:

TransAKT Corp., a corporation incorporated under
the laws of the Province of Alberta (the "Corporation")

- and -

James Wu, Businessman, of Taiwan ("Wu")

WHEREAS the Corporation is a reporting whose shares are listed to trade on the OTC Bulletin Board;

AND WHEREAS the Corporation's Board of Directors wishes for the Corporation to acquire successful businesses to increase the Corporation's assets and cashflow, however the Corporation has limited assets to effect such purchases and will have to rely on the issuance of shares to complete any such acquisitions;

AND WHEREAS the Corporation does not have the resources to pay cash compensation to its management commensurate to the tasks and skills will be necessary for the Corporation to succeed in its acquisition goals;

NOW THEREFORE in consideration of the sum of $1.00, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1.

Wu shall actively solicit opportunities to acquire business ventures ("Ventures") that are successful and are whose line of business is complementary to the strategic goals of the Corporation. Wu shall report to the Board any Ventures that meet these criteria and that express an interest in being acquired by the Corporation. The Board shall review Wu's reports on the Ventures and shall:

	a)	reject the proposed acquisition of the Ventures outright;
	b)	request further information regarding the Ventures; or
	c)	authorize Wu to proceed with negotiations for the acquisition of the Ventures for shares of the Corporation, subject to appropriate conditions.

2.

If Wu is successful in completing the acquisition of an approved Venture he shall earn and be entitled to receive from the Corporation payment of performance compensation ("Performance Compensation"). Subject to the availability of securities law exemptions allowing the issuance of securities, the Performance Compensation shall be paid in shares of the Corporation, and the amount of the Perfomance Compensation shall be equal to 10% of the value of the acquired Venture.

3.

This Agreement has been negotiated as an interim measure to encourage the growth and self-sufficiency of the Corporation. The parties acknowledge that if the Corporation is able to successfully acquire one or more Ventures the Corporation will be more stable financially, and it may become unnecessary for the Corporation to offer or pay Performance Compensation for Ventures acquired thereafter. Therefore, this Agreement may be terminated by the Corporation on 30 days' written notice (a "Termination Notice") to Wu.

4.

A Termination Notice will not relieve the Corporation of its liability to Wu for the payment of Performance Compensation for any Ventures subsequently successfully acquired by the Corporation, as long as Wu has notified the Corporation of the subsequently acquired Venture prior to the termination of this Agreement with specific information regarding his dealings with the Venture, and that those dealings demonstrate that an acquisition agreement has been substantially reached primarily as a result of Wu's efforts.

DATED at the City if Calgary in the Province of Alberta this 15th day of June, 2006.

TransAKT Corp.

per:_______________________________________
Mark Fletcher	James Wu
Corporate Secretary